                                                                   Exhibit 10(v)
                                                                   -------------
May 29, 1996

Mr. John G. Cooper
22 Zinnia Drive
Newtown, PA 18940

Dear John:

This letter sets forth our agreement with respect to your employment with DNX Corporation and any subsidiary or affiliate thereof (collectively referred to herein as the "Company") and special separation benefits relating to the termination thereof, as follows:

          1. POSITION AND DUTIES: Prior to termination of your employment and subject to Section 4(b) hereof, you will devote your full time and attention to the operations and affairs of the Company with such duties and responsibilities as the Chief Executive Officer of DNX Corporation may reasonably determine; provided, however, that such duties and responsibilities shall be consistent with being Chief Financial Officer, and further provided, that if the duties and responsibilities are changed so they are not consistent with being the Chief Financial Officer, such duties and responsibilities as you and the Chief Executive Officer may mutually agree within 30 days and if no mutual agreement is reached you may treat such change of duties and responsibilities as a termination of your employment pursuant to Section 4 below.

          2. COMPENSATION: Prior to the termination of your employment, you will be paid biweekly at the annual rate of $135,000, or as authorized by the Compensation Committee of the Board of Directors of DNX Corporation. Such compensation shall be paid in accordance with the Company's normal procedures for compensating its employees and shall be subject to withholding for applicable taxes or government charges.

          3. BENEFITS: Prior to the termination of your employment, you will remain eligible to participate in such vacation, medical, dental, 401(k) savings, life, and disability benefit programs as may be established by the Company, and, you will remain eligible to participate in the DNX Corporation 1988 and 1991 Stock Option Plans, as authorized by the Compensation Committee of the Board of Directors of DNX Corporation.

          4. SEVERANCE OBLIGATIONS: (a) Following the termination of your employment as an employee of DNX Corporation (unless your employment is terminated for "cause" as defined below and subject to Section 5 below), the Company will provide to you:

          (1) biweekly severance payments at the rate of your base salary at the time of termination until the earlier of (i) the date you obtain other employment, either on a part-time or full-time basis, or (ii) 12 months following your termination date. Any payments made would be reduced by applicable taxes and other required withholdings;

          (2) continuation of medical and dental insurance coverage until the earlier of (i) the date you are eligible for similar coverage at a new employer, or (ii) for the period of salary continuation; and

Mr. John G. Cooper
May 29, 1996
Page 2

         (3) amendments to all stock option grants to provide for an 18-month exercise period.

     (b) Should there be a Change of Control (as defined herein) of DNX and (i) you are terminated within 12 months after such Change of Control (unless your employment is terminated for "cause" as defined below and subject to Section 5 below), or (ii) if (A) your duties and responsibilities after the consummation of the transaction effecting the Change of Control are not consistent with being a Chief Financial Officer or an equivalent position at a public company which is not a subsidiary of any other corporation, partnership or other entity, or (B) unless you and the Board of Directors mutually agree on or prior to 30 days before the consummation of the transaction effecting the Change of Control that the provisions of this Section 4(b) shall not apply if your duties and responsibilities are or will be changed as a result of the transaction effecting the Change of Control so they are not consistent with being the Chief Financial Officer or an equivalent position at a public company which is not a subsidiary of any other corporation, partnership or other entity, the Company will provide to you:

          (1) biweekly severance payments at the rate of your base salary at the time of termination for a period of 12 months regardless of employment status;

          (2) continuation of medical and dental insurance coverage until the earlier of (i) the date you are eligible for similar coverage at a new employer, or (ii) for the period of salary continuation; and

          (3) immediate vesting of all stock option grants; and

          (4) amendments to all stock option grants to provide for an 18-month exercise period.

          For the purpose of this agreement, the term "Change of Control" shall mean that any shareholder or group of related shareholders shall acquire 50 percent or more of the voting stock or shall elect or have the right to elect 50 percent or more of the directors.

          For the purposes of this agreement, the term "cause" means your (a) commission of an act that is determined by the Board of Directors to be fraudulent or dishonest conduct or a material breach of any of the Company's policies, (b) conviction of a felony or knowing violation of any federal, state, or local law applicable to the Company or (c) intentional refusal, without proper cause, to substantially perform your duties after a demand for substantial performance has been delivered to you in writing by your supervisor(s). Upon termination for "cause", the Company shall have no further liability or obligation to you, except for salary earned but not paid and other obligations mandated by law.

          5. RELEASE: In consideration for the special separation benefits set forth in Section 4 above, you shall agree to the conditions outlined on the attached Release. The Company's severance obligations under Section 4 above are conditional upon your (a) execution and delivery of the Release at the time of your termination of employment and (b) not revoking the Release within the revocation period described therein.

          6. TERM OF AGREEMENT: This agreement shall have a five-year term from the date of this letter or May 28, 2001.

Mr. John G. Cooper
May 29, 1996
Page 3

          7. GOVERNING LAW: This agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without regard to conflicts of law principles.

          8. ENTIRE AGREEMENT; MODIFICATION: This agreement, the attached Release, and the Invention and Non-Disclosure Agreement executed by you on January 15, 1989, in favor of the Company, constitute the entire agreement between you and the Company relating to your employment with the Company and the termination thereof and supersede all other prior understandings or agreements relating to your employment with the Company and the termination thereof. This agreement may not be modified or amended except by a writing signed by you and the Company.

Sincerely,

/s/ Paul J. Schmitt
Paul J. Schmitt
Chairman, President &
Chief Executive Officer

PJS:kaw

Attachment

/s/ John G. Cooper                  May 29, 1996
------------------------------------------------
John G. Cooper                              Date

                                     RELEASE

          In return for and in consideration of the special separation benefits set forth in the attached letter dated May 28, 1996, I, John G. Cooper, on behalf of myself and my dependents, successors, assigns, heirs, executors and administrators, hereby release and forever discharge DNX Corporation, its affiliated and subsidiary companies and the officers, directors, stockholders, members, employees, agents, heirs, successors and assigns thereof, including without limitation any and all management and supervisory personnel thereof (collectively referred to herein as the "Company"), from any and all actions and causes of action, claims and demands, suits, damages, costs, attorney's fees, expenses, debts, dues, accounts, bonds, covenants, contracts, agreements and compensation whatsoever, whether in law or equity, whether they are now known or unknown, whether they are accrued or unaccrued, based upon facts which occurred through the date of this Release (except that this Release shall not apply to the obligations of DNX Corporation under the attached letter). This Release includes, but is not limited to, any claims under state or federal employment, employee benefits, anti-discrimination or other laws, including without limitation the New Jersey Law Against Discrimination, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, any and all claims arising out of or relating to my employment by the Company and the termination of my employment with the Company and any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

          In connection with this Release, I further acknowledge, admit and affirm the following:

              1. I fully understand this entire Release and agree that the language of the Release is not confusing to me.

              2. I understand that among the causes of action or claims forever waived and released by me under this Release are any and all claims arising under the Age Discrimination in Employment Act of 1967.

              3. I understand that this Release does not waive rights or claims arising under the Age Discrimination in Employment Act of 1967 that may arise after the date this Release is signed.

              4. I am herein advised in writing that with regard to my waiver of rights under this Release, including under the Age Discrimination in Employment Act of 1967, I have the right to consult with and be advised by a lawyer of my own choice at my own expense prior to signing this Release.

              5. I understand that I have 21 days to consider this Release, and to consult with a lawyer regarding its terms and the rights and claims I am waiving by signing it, before I sign this Release. This 21-day consideration period will expire on ___________________________.

              6. I understand that if I sign this Release, I will have an unqualified right to change my mind and revoke this Release within seven days. I also understand that if I do not exercise my revocation right within seven days, this Release becomes final and forever binding on the eighth day following my signing of this Release. I further understand that the obligations of DNX Corporation under the attached letter are contingent upon my execution of both this Release and the attached letter and upon the passage of the seven-day revocation period described above without my revoking this Release.

              7. This Release shall not affect the rights I have under the attached letter, including my rights under the Company's employee benefit plans as described in the attached letter.

              8. The provisions of the Invention and Non-Disclosure Agreement executed by me in favor of the Company, a copy of which is attached hereto, shall continue in full force and effect notwithstanding my signing of this Release.

              9. I agree that I will never file a lawsuit or complaint asserting any claim that is released hereunder.

              10. I represent that I have returned to the Company all of the Company's records, documents or other property in my possession. This representation is material to the Company's offer to me of the terms set forth in the attached letter. If this representation is found to be false, the Company's obligations to make payments under the attached letter will be terminated, but all other provisions thereof will remain in effect.

              11. This Release and the attached letter do not constitute an admission of liability by me or the Company.

              12. This Release was fully explained to me to my complete satisfaction. I understand the separation benefits and terms agreed upon and further acknowledge that no other promises or inducements have been made to me.

              13. I have carefully read this entire Release, have been given ample opportunity to consult with my own counsel and have signed this Release fully intending to be legally bound by all its terms and conditions.

              14. I agree that all provisions, terms and conditions of this Release are and shall remain CONFIDENTIAL and shall not be disclosed to any person not a party hereto under any circumstances, except as required by law.

              15. I agree that in the event that I breach any of the terms of this Release, I will forfeit the settlement amount plus any expenses or damages incurred as a result of the breach.

          In witness whereof, I knowingly and freely have signed this Release this 29th day of May 1996.

                                            /s/ John G. Cooper
                                            John G. Cooper